Exhibit 99.1

May 22, 2013
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $540 million for the quarter ended May 3, 2013, a 2.5 percent increase over the same period a year ago. Diluted earnings per share increased 14.0 percent to $0.49 from $0.43 in the first quarter of 2012.

Sales for the quarter decreased 0.5 percent to $13.1 billion from $13.2 billion in the first quarter of 2012, while comparable sales for the quarter decreased 0.7 percent.

“Results for indoor categories were solid for the quarter, a testament to the team’s continued focus on improving our core business through cross-functional collaboration and consistent execution in stores and across other selling channels,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.

“Cooler than normal temperatures and greater precipitation resulted in a delayed spring selling season which impacted our results in exterior categories,” Niblock added.  “While overall performance in the month of March was particularly soft, April improved significantly and we have maintained that positive momentum through the first few weeks of May.”

Delivering on the commitment to return excess cash to shareholders, the company repurchased $1.0 billion of stock and paid $178 million in dividends in the first quarter of 2013.

As of May 3, 2013, Lowe’s operated 1,755 stores in the United States, Canada and Mexico, representing 197.5 million square feet of retail selling space.

A conference call to discuss first quarter 2013 operating results is scheduled for today (Wednesday, May 22) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s First Quarter 2013 Earnings Conference Call Webcast.  Supplemental slides will be available fifteen minutes prior to the start of the conference call.   A replay of the call will be archived on Lowes.com/investor until August 20, 2013.

Lowe’s Business Outlook

Fiscal Year 2013 (comparisons to fiscal year 2012; based on U.S. GAAP unless otherwise noted)
•	Total sales are expected to increase approximately 4 percent.
•	Comparable sales are expected to increase approximately 3.5 percent.
•	The company expects to open approximately 10 stores in fiscal year 2013.
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 60 basis points.
•	The effective income tax rate is expected to be approximately 38.1%.
•	Diluted earnings per share of approximately $2.05 are expected for the fiscal year ending January 31, 2014.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) to maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2012 sales of $50.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,750 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 3, 2013		May 4, 2012
Current Earnings	Amount	Percent	Amount	Percent
Net sales	$13,088	100.00	$13,153	100.00

Cost of sales	8,533	65.20	8,589	65.30

Gross margin	4,555	34.80	4,564	34.70

Expenses:

Selling, general and administrative	3,222	24.62	3,241	24.65

Depreciation	352	2.69	370	2.81

Interest - net	113	0.86	103	0.78

Total expenses	3,687	28.17	3,714	28.24

Pre-tax earnings	868	6.63	850	6.46

Income tax provision	328	2.50	323	2.45

Net earnings	$540	4.13	$527	4.01

Weighted average common shares outstanding - basic	1,088		1,206

Basic earnings per common share (1)	$0.49		$0.43

Weighted average common shares outstanding - diluted	1,090		1,208

Diluted earnings per common share (1)	$0.49		$0.43

Cash dividends per share	$0.16		$0.14

Retained Earnings
Balance at beginning of period	$13,224		$15,852
Net earnings	540		527
Cash dividends	(174)		(165)
Share repurchases	(972)		(1,657)
Balance at end of period	$12,618		$14,557

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $537 million for the three months ended May 3, 2013 and $524 million for the three months ended May 4, 2012.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 3,2013		May 4, 2012
	Amount	Percent	Amount	Percent
Net earnings	$540	4.13	$527	4.01

Foreign currency translation adjustments - net of tax	-	-	6	0.05

Net unrealized investment gains - net of tax	-	-	-	-

Other comprehensive income	-	-	6	0.05

Comprehensive income	$540	4.13	$533	4.06

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		May 3, 2013	May 4, 2012	February 1, 2013
Assets

Current assets:
Cash and cash equivalents		$1,081	$3,072	$541
Short-term investments		118	161	125
Merchandise inventory - net		10,274	9,786	8,600
Deferred income taxes - net		228	279	217
Other current assets		313	330	301

Total current assets		12,014	13,628	9,784

Property, less accumulated depreciation		21,257	21,821	21,477
Long-term investments		272	710	271
Other assets		1,188	1,049	1,134

Total assets		$34,731	$37,208	$32,666

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$47	$593	$47
Accounts payable		7,041	6,977	4,657
Accrued compensation and employee benefits		467	492	670
Deferred revenue		1,008	881	824
Other current liabilities		1,876	2,053	1,510

Total current liabilities		10,439	10,996	7,708

Long-term debt, excluding current maturities		9,026	9,018	9,030
Deferred income taxes - net		440	412	455
Deferred revenue - extended protection plans		717	716	715
Other liabilities		857	863	901

Total liabilities		21,479	22,005	18,809

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
May 3, 2013	1,088
May 4, 2012	1,187
February 1, 2013	1,110	544	594	555
Capital in excess of par value		38	-	26
Retained earnings		12,618	14,557	13,224
Accumulated other comprehensive income		52	52	52

Total shareholders' equity		13,252	15,203	13,857

Total liabilities and shareholders' equity		$34,731	$37,208	$32,666

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 3, 2013	May 4, 2012
Cash flows from operating activities:
Net earnings	$540	$527
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	376	396
Deferred income taxes	(26)	(230)
Loss on property and other assets - net	5	19
Loss on equity method investments	15	15
Share-based payment expense	18	25
Net changes in operating assets and liabilities:
Merchandise inventory - net	(1,674)	(1,432)
Other operating assets	(5)	(65)
Accounts payable	2,381	2,625
Other operating liabilities	362	587
Net cash provided by operating activities	1,992	2,467

Cash flows from investing activities:
Purchases of investments	(84)	(708)
Proceeds from sale/maturity of investments	89	627
Capital expenditures	(196)	(337)
Contributions to equity method investments - net	(73)	(70)
Proceeds from sale of property and other long-term assets	6	29
Other - net	(5)	(11)
Net cash used in investing activities	(263)	(470)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	-	1,984
Repayment of long-term debt	(11)	(10)
Proceeds from issuance of common stock under share-based payment plans	40	53
Cash dividend payments	(178)	(174)
Repurchase of common stock	(1,046)	(1,789)
Other - net	5	(4)
Net cash (used in) provided by financing activities	(1,190)	60

Effect of exchange rate changes on cash	1	1

Net increase in cash and cash equivalents	540	2,058
Cash and cash equivalents, beginning of period	541	1,014
Cash and cash equivalents, end of period	$1,081	$3,072